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                        EXHIBIT 5.1 -  Stock Purchase Agreement, dated as of
                                       April 15, among the Purchasers,
                                       Corporate Advisors and the Company
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                                                                  CONFORMED COPY




                            STOCK PURCHASE AGREEMENT

                    THIS AGREEMENT is made as of the 15th day of April, 1994,
               among TYCO TOYS, INC., a Delaware corporation (the "Company"), CORPORATE PARTNERS, L.P., a Delaware limited partnership ("Corporate Partners"), CORPORATE OFFSHORE PARTNERS, L.P., a Bermuda limited partnership ("Offshore Partners", and collectively with Corporate Partners, the "Partnerships"), THE STATE BOARD OF ADMINISTRATION OF FLORIDA, a body corporate organized under the constitution of the State of Florida (the "State Board", and collectively with the Partnerships, the "Purchasers", which term includes any successor to the Purchasers) and CORPORATE ADVISORS, L.P. ("Corporate Advisors").


          WHEREAS, the Company desires to raise additional capital by issuing and selling shares of a new series of its present class of Preferred Stock (as hereinafter defined); and

          WHEREAS, the Purchasers desire to purchase such shares of the Company's Preferred Stock.


          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

           1. Authorization of Issuance of Shares. The Company has authorized the issuance and sale of up to 47,619 shares (which number may be increased by the Board of Directors without a vote of stockholders if and to the extent that Additional Shares are issued) of its present class of Preferred Stock, such shares to be constituted as a new series of Preferred Stock, and being designated as the "Series B Voting Convertible Exchangeable Preferred Stock" (herein referred to as the "Convertible Exchangeable Preferred Stock"). The relative powers, preferences and rights and qualifications, limitations and restrictions of the Convertible Exchangeable Preferred Stock shall be set forth in the Certificate of Designation.
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          2.  Sale and Purchase of Shares.  Subject to the terms and conditions herein set forth, and contemporaneously with the execution of this Agreement, and in reliance on the representations, warranties and agreements of the Company (in the case of the Purchasers) or the Purchasers (in the case of the Company), (i) the Company is issuing and selling to Corporate Partners and Corporate Partners is purchasing from the Company 40,498 shares of Convertible Exchangeable Preferred Stock, (ii) the Company is issuing and selling to Corporate Offshore Partners and Corporate Offshore Partners is purchasing from the Company 2,888 shares of Convertible Exchangeable Preferred Stock and (iii) the Company is selling to the State Board and the State Board is purchasing from the Company 4,233 shares of Convertible Exchangeable Preferred Stock, in each case at a price of $1,050 per share. The shares of Convertible Exchangeable Preferred Stock being purchased pursuant hereto are referred to herein as the "Initial Shares". In accordance with the Certificate of Designation, the Company may, at its option, pay dividends on the Convertible Exchangeable Preferred Stock in additional shares of Convertible Exchangeable Preferred Stock through the dividend period ending April 15, 1996. Any shares so issued are referred to herein as "Additional Shares". The Initial Shares, together with any Additional Shares that the Company elects to issue, are collectively referred to as the "Shares".

          3.  The Closing.   At or prior to the Closing, the parties shall have
delivered or shall deliver all documents, instruments and writings required to be delivered by them at or prior to the Closing pursuant to this Agreement (including but not limited to those documents set forth in Section 8 hereof). At the Closing, the Company is delivering to each of the Purchasers a separate single certificate in definitive form representing the Shares being purchased by such Purchaser, registered in each such Purchaser's name (or in the name of its respective nominee), against payment of the purchase price therefor of $42,522,900 (in the case of Corporate Partners), $3,032,400 (in the case of Offshore Partners) and $4,444,650 (in the case of the State Board), by wire transfer of immediately available funds to the account of the Company at Midlantic Bank in Mount Laurel, New Jersey.

          Prior to the Closing the Restated Certificate of the Company shall be amended and supplemented by the Certificate of Designation, filed with the Secretary of
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State of the State of Delaware in accordance with the General Corporation Law of such state.

          4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers and Corporate Advisors as follows:

          (a) Organization, Standing and Power of the Company and its Subsidiaries; Holdings of the Company. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and each of the subsidiaries of the Company named in Schedule 4(a) attached hereto (such subsidiaries being herein called the "Material Subsidiaries") and each of the Company's other subsidiaries (each such Material Subsidiary and each such other subsidiary being herein collectively called the "Subsidiaries") is a corporation duly incorporated and validly existing in good standing under the laws of its jurisdiction of incorporation. Each of the Company and each of the Material Subsidiaries has the power and authority to own its properties and to conduct its business as now being conducted and is duly qualified to do business as a foreign corporation in good standing in those jurisdictions, other than the state of its incorporation or organization, in which the nature of the businesses conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect.

          Except as set forth in Schedule 4(a), the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries free and clear of any liens, encumbrances, equities and claims.

          Except as set forth in Schedule 4(a), there are no options, warrants or other rights outstanding for the purchase of, nor any securities convertible into, capital stock of any class of any Subsidiary, whether issued, unissued or held in the treasury. All Subsidiaries that are not Material Subsidiaries, taken in the aggregate, would not constitute a "significant subsidiary", as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act").

          Except for the investments in the Persons set forth on Schedule 4(a) (the "Minority Investments"), the Company and its Subsidiaries do not own any interest in any
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Person other than the Subsidiaries.  The class of security, number of shares, percentage of such class and percentage of the Total Voting Power of such Person owned by the Company and its Subsidiaries with respect to each Minority Investment is listed on Schedule 4(a) hereto.

          (b) Authority; No Conflict. The Company has the requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company (including the issuance of the Shares, the issuance of shares of Common Stock upon the conversion or exchange of the Shares and the issuance of the Notes in exchange for the Shares) have been duly and validly authorized by all requisite corporate proceedings on the part of the Company and do not require the approval or consent of any stockholders of the Company. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally or by the availability of equitable remedies and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws. The execution and delivery of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Shares, the issuance of shares of Common Stock upon the conversion or exchange of the Shares and the issuance of the Notes in exchange for the Shares and the compliance by the Company with the terms of such securities), do not and will not result in or constitute: (i) a default under, or breach or violation of, the Restated Certificate or the By-laws, (ii) a default under, or breach or violation of, any material mortgage, deed of trust, indenture, note, bond, license, lease or other material agreement, instrument or obligation to which the Company or any Subsidiary is a party or by which any of their properties or assets are bound, (iii) an event which (with the giving of notice or the lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of the Company or any Subsidiary under, any material agreement or commitment to which the Company or any Subsidiary is a party or by which the Company
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or any Subsidiary is bound or by which any of their properties or assets are bound, (iv) the creation or imposition of any material lien, charge or encumbrance on any property of the Company or any Subsidiary or on the Shares, under any agreement or commitment to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their properties or assets are bound, (v) a material violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority or any other restriction of any kind or character by which the Company or any Subsidiary or any of their properties or assets may be bound or
(vi) an event which would require any consent under any material agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or by which any of their properties or assets are bound, except as set forth on Schedule 4(b) with respect to the payment of cash dividends on, or redemption of, the Shares.

          (c) Capitalization. The authorized capital structure of the Company consists of (i) 50,000,000 shares of Common Stock, of which as of the Closing Date, 34,876,940 shares (excluding shares held in treasury) are outstanding, and (ii) 1,000,000 shares of Preferred Stock, par value $.10 per share, of which as of the Closing Date, no shares are outstanding. All of the outstanding shares of Common Stock and Preferred Stock have been duly and validly issued, and are fully paid and nonassessable and have not been issued in violation of or subject to any preemptive rights provided for by law or by the Restated Certificate or the By-laws. Except as set forth in Schedule 4(c), there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of its capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock. Since December 31, 1993, the Company has not changed the amount of its authorized capital stock or purchased any shares of its capital stock, or subdivided or otherwise changed any shares of any class of its capital stock, whether by way of reclassification, recapitalization, stock split or otherwise, or issued or reissued, or agreed to issue or reissue, any of its capital stock, except as expressly provided in this Agreement, except as set forth on Schedule 4(c) or except for issuances of Common Stock pursuant to employee plans, and the Company has not since such date declared or paid any dividend in
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cash or stock or made any other distribution of assets to its shareholders.

          (d) Status of Shares. The Shares have been duly authorized by all necessary corporate action on the part of the Company (no consent or approval of stockholders being required by law, the Restated Certificate, the By-laws or the rules of any stock exchange on which the Common Stock is traded). The Initial Shares have been, and upon their issuance any Additional Shares will be, validly issued and outstanding, fully paid and nonassessable and free and clear of any liens, and the issuance of such Shares is not and will not be subject to preemptive or similar rights of any other stockholder of the Company. The shares of Common Stock issuable upon conversion or exchange of the Shares or the Notes have been duly authorized by all necessary corporate action on the part of the Company (no consent or approval of stockholders being required by law, the Restated Certificate, the By-laws or the rules of any stock exchange on which the Common Stock is traded), and such shares of Common Stock have been validly reserved for issuance, and upon issuance upon such conversion or exchange will be validly issued and outstanding, fully paid and nonassessable, and free and clear of any liens and preemptive or similar rights. The Notes issuable upon exchange of the Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued and exchanged for Shares in accordance with the Certificate of Designation, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that the enforceability of remedies may be limited by applicable bankruptcy, insolvency, reorganization moratorium or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally. The maximum number of Additional Shares issuable in respect of the payment of dividends as of the date hereof is 7,090 and such shares have been validly reserved for issuance.

          (e) Financial Statements. The Company has furnished to the Purchasers copies of the Financial Statements. The Financial Statements, including in each case the related notes, fairly present the financial position of the Company and its Subsidiaries as of the respective dates of said balance sheets and the results of the operations of the Company and its Subsidiaries for the respective periods covered by said statements of income and retained earnings and changes in financial position, and
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have been prepared in accordance with generally accepted accounting principles consistently applied by the Company throughout the periods involved, except for accounting changes described in the related notes.

          (f) Inventory; Receivables. (i) The inventory of the Company and the Subsidiaries is in good and marketable condition, and is salable in the ordinary course of business, except for obsolete or unusable inventory the value of which does not exceed $2,000,000 in the aggregate at cost, and the reserves in respect thereof are adequate and were calculated in a manner consistent with past practice and in accordance with generally accepted accounting principles consistently applied and are disclosed in the Financial Statements.

          (ii) Substantially all accounts receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Company and the Subsidiaries reflected in the December 31, 1993 Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, or allowances for doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with generally accepted accounting principles consistently applied and are disclosed in the Financial Statements.

          (g)  Liabilities.  Except (i) as disclosed on Schedule 4(g) hereto,
(ii) as disclosed in the Financial Statements, (iii) for liabilities or obligations that were incurred after December 31, 1993, in the ordinary course of business and consistent with past practices (none of which is a liability for breach of warranty, tort, infringement claim or lawsuit in excess of $100,000 individually or $500,000 in the aggregate for all such liabilities) and (iv) liabilities the maximum amount of which do not exceed $100,000 individually or $1,000,000 in the aggregate, the Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not the amount thereof is readily ascertainable) that were not either fully reflected or disclosed in the December 31, 1993, Balance Sheet and, in the reasonable judgment of the Company, the reserves referred to in the Financial Statements are appropriate and reasonable.
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          (h)  Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or assets by or before any court, arbitrator or governmental body, department, commission, board, bureau, agency or instrumentality, that questions the validity or enforceability of this Agreement, the Registration Rights Agreement, the Certificate of Designation or the Shares or any action taken or to be taken pursuant hereto or thereto. Except as disclosed in Schedule 4(h), there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries which, if adversely determined, would be reasonably likely to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any material judgment, order, writ, injunction, decree or award.

          (i) Compliance with Law. Except as disclosed in Schedule 4(i), the business of the Company and each Subsidiary has been and is presently being conducted in compliance with applicable U.S. and foreign federal, state, and local governmental laws, rules, regulations and ordinances, in all material respects. Except as disclosed in Schedule 4(i), the Company and each Subsidiary has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it that are material to the business of the Company and its Subsidiaries, taken as a whole, and each of the Company and its Subsidiaries is in compliance with all material terms thereof.

          (j) No Consents. Except (i) as set forth in Schedule 4(j) and (ii) for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act, no consent, authorization or approval of or filing with any person or any U.S. or foreign federal, state or local governmental department, commission, board, agency or instrumentality is required to be obtained or made by the Company for the valid execution and performance by the Company of this Agreement or the Registration Rights Agreement or the valid authorization, issuance and sale of the Shares or the valid authorization, issuance and delivery of the shares of Common Stock issuable upon conversion or exchange of the Shares or the Notes issuable in exchange for the Shares.
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          (k)  SEC Filings.  The Company has furnished to the Purchasers its
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1993,
(ii) Proxy Statement for the Company's Annual Meeting of Shareholders to be held on May 26, 1994, and (iii) all other reports or registration statements (other than on Form S-8) filed by the Company or any of the Subsidiaries with the Securities and Exchange Commission (the "SEC") since January 1, 1991, each as filed with the SEC (collectively, the "SEC Reports"). As of their respective dates, such reports and statements complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (l) Environmental Matters. (i) Except as set forth in Schedule 4(l), (x) each of the Company and the Subsidiaries is in compliance with all Environmental Laws and all permits required thereunder for the operation of the Company and the Subsidiaries except as would not reasonably be expected to result in any Material Adverse Effect; (y) to the knowledge of the Company, neither the Company nor any Subsidiary has received any communication (written or oral) from a governmental authority with respect to such compliance or the failure thereof; and (z) the Company and the Subsidiaries are in compliance in all material respects with the New Jersey Environmental/Cleanup Responsibility Act, as amended by the Industrial Site Recovery Act, and any orders or decrees issued thereunder.

          (ii) Except as set forth in Schedule 4(l) and except as would not result in any Material Adverse Effect, (x) there is no civil, criminal or administrative action, claim, demand, investigation or notice relating to a violation of an Environmental Law (an "Environmental Claim") pending or, to the knowledge of the Company, threatened and (y) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or threatened release, emission, discharge or disposal of any chemical, pollutant, contaminant, waste, toxic substance, asbestos or asbestos containing material, petroleum or petroleum product, that could reasonably be expected to form the basis of any Environmental Claim, in either case (1) against the Company
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or any Subsidiary, (2) to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Subsidiary has or may have retained or assumed either contractually or by operation of law, or
(3) involving any real or personal property which the Company or any Subsidiary owns, leases, operates or manages, or formerly owned, leased, operated or managed.

          "Environmental Laws" shall mean any applicable foreign, federal, state, provincial or local law, rule, regulation, directive, decree, order or agreement concerning releases of chemicals, substances, materials, wastes, contaminants or pollutants into any part of the natural environment, or protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendment, and Reauthorization Act, 42 U.S.C. Section 9601 et seq. the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section
7401 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Occupational Health and Safety Act 29 U.S.C.
Section 651 et seq., as such laws have been and may be amended or supplemented through the Closing Date, and the regulations promulgated pursuant thereto.

          (m) Disclosure of Facts. No representation, warranty or statement made by the Company in (i) this Agreement (including, without limitation, the representations and warranties made by the Company herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute and integral part of this Agreement) or (ii) any other written materials furnished on or prior to the Closing Date, by the Company to the Purchasers or any of their representatives, attorneys and accountants pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were or will be made, not misleading. Except as heretofore disclosed to the Purchasers in writing, there is no fact which has had or, so far as the Company can reasonably foresee, will have a Material Adverse Effect, or will
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materially and adversely affect the ability of the Company to perform its obligations under this Agreement, the Certificate of Designation or any Note, except those relating to general economic conditions or the toy industry in general.

          (n)  No Violations; Restrictive Agreements.  Except as disclosed in
Schedule 4(n), neither the Company nor any Subsidiary is in violation of or default under any term of its certificate of incorporation or By-laws. Except as set forth in Schedule 4(n), neither the Company nor any Subsidiary (i) is a party to any contract or agreement that limits in any material respect the amount of, or otherwise imposes material restrictions on the incurring of indebtedness or the paying of dividends by the Company, (ii) is a party to any contract or agreement, or subject to any charter or other corporate restriction, that has a Material Adverse Effect or (iii) has any net worth maintenance, "keep-well", capital contribution or other similar financial obligations or commitments with respect to any Subsidiaries or any other Person in which it holds an interest.

          (o) Offering of Securities. Neither the Company nor any agent acting on its behalf has offered or will offer the Shares or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, anyone other than the Purchasers so as to require the registration of the Shares in connection with the issuance thereof pursuant to this Agreement under the provisions of Section 5 of the Securities Act.

          (p) Use of Proceeds. The proceeds from the sale of the Initial Shares will be used by the Company and its Subsidiaries to repay indebtedness under the Bank Credit Agreement.

          (q) Taxes. Except as set forth in Schedule 4(q), the Company and its Subsidiaries have timely filed or caused to be filed all Tax Returns that are required to be filed by or with respect to them, their operations and assets, and all such Tax Returns were complete and correct in all material respects. The Company and its Subsidiaries have paid or caused to be paid all Taxes as shown on said returns and on all assessments received by them to the extent that such Taxes have become due, except Taxes disclosed on Schedule 4(q) that are being contested in good faith by
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appropriate proceedings and with respect to which adequate reserves have been set aside. The federal income Tax Returns of the Company and its Subsidiaries have been examined and reported on by the Internal Revenue Service (or closed by applicable statutes) and all Tax liabilities including additional assessments have been satisfied for all fiscal years prior to and including the fiscal year ended August 31, 1986. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves which, in the reasonable judgment of the Company, are adequate, in all material respects, for all Tax liabilities applicable to the Company and its Subsidiaries for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes). The term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, custom duties, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority (domestic or foreign). The term "Tax Return" shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with the reporting or collection of Taxes.

          (r) Registration under the Exchange Act. The Company has not registered the Convertible Exchangeable Preferred Stock as a class pursuant to
Section 12 of the Exchange Act. When issued, the Convertible Exchangeable Preferred Stock will not be registered as such a class and as of the date of such issuance such registration will not be required.

          (s) ERISA. Neither the Company nor any Subsidiary (nor any entity under common control with the Company or any Subsidiary as described in Section 414(b) or (c) of the Code) presently maintains, participates in or contributes to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, or has any actual (or any possible contingent) liability under Title IV of ERISA for any such employee pension benefit plan which it previously maintained, participated in or contributed to.

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          (t)  Absence of Specified Changes.  Except as disclosed in Schedule
4(t), since December 31, 1993, there has not been with respect to the Company or its Subsidiaries, taken as a whole, any:

          (1) material adverse change in its business, financial condition or results of operations;

          (2) liability, contract, agreement, license, commitment or other transaction entered into or assumed by or on behalf of the Company or any of the Subsidiaries except in the ordinary course of business;

          (3) material change in accounting principles, methods or practices;

          (4) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of the Subsidiaries, except in the ordinary course of business consistent with past practice;

          (5) any waiver or modification by the Company or any Subsidiary of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect;

          (6) any loan, advance or capital expenditure by the Company or any of the Subsidiaries, except for loans, advances and capital expenditures made in the ordinary course of business;

          (7) declaration, setting aside, or payment of a dividend or other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock;

          (8) amendment to its certificate of incorporation or By-laws;

          (9) issuance of capital stock or change in the authorized capitalization of the Company (except as contemplated by this Agreement), or any event which would have required an adjustment to the Conversion Price (as defined in the Certificate of Designation) or the number of shares of Common Stock issuable upon
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     conversion of a Share if the Shares had been issued and the Certificate of
     Designation had been in effect as of December 31, 1993; or

          (10) agreement or understanding to take any of the actions described above in this paragraph 4(t).

          (u) Intellectual Property. (i) Schedule 4(u) sets forth a true and complete list and summary description of all patents, registered or common law trademarks, trade names, service marks, licenses and copyrights and applications for any of the foregoing (collectively, "Intellectual Property") owned by or licensed to the Company or its Subsidiaries, which constitutes all the Intellectual Property necessary for use in the United States and in such other jurisdictions as is necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted, other than those for products which the Company and its Subsidiaries are not currently marketing and do not reasonably expect to market in the near future. Except as disclosed on
Schedule 4(u), the Company owns, or has the right to use for the term set forth in Schedule 4(u), without payment to or interference from any other party, all Intellectual Property listed on Schedule 4(u) and has not authorized any person in any jurisdiction to use any such Intellectual Property. All Intellectual Property listed on Schedule 4(u) which may be so registered or filed has been duly registered and filed in or issued by the appropriate governmental agency in the jurisdictions indicated, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect. Except as set forth in Schedule 4(u), the Company has no notice or knowledge of any objection or claim being asserted by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on Schedule 4(u) or challenging or questioning the validity or effectiveness) of any such license, and has not received any such notice within the last five years.

          (ii) Schedule 4(u) also sets forth each agreement, whether oral or in writing, pursuant to which the Company is obligated to pay any Person, in consideration of a license of or other agreement with respect to Intellectual Property or in consideration of any other rights with respect to the development or marketing of any product or products, an amount which is in excess, or can reasonably be expected to be in excess, for fiscal year 1994, of either (i) $1 million per annum or (ii) 10% of the sales of such product or product for such period (whether or not such amount is expressly calculated in such agreement as a percentage of such sales). The Purchasers have been supplied with true and correct copies of each such written agreement (and a description of any oral agreement) as in effect on the date hereof.

          (v) Projections. The Company has heretofore provided the Purchasers with certain projected financial information, as identified on Schedule 4(v), which, in the judgment of the Company's management, was prepared on a reasonable basis in light of the circumstances existing at the time of its preparation; provided, however, that no representation or warranty is made as to the occurrence of any particular assumptions on which such projections were based or as to any particular items or figures contained in such projections.

          (w) Unlawful Payments and Contributions. Neither the Company nor its Subsidiaries or any of their respective directors, officers or, to the Company's knowledge, any of their other employees or agents has (a) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any government official or employee from Company funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended in connection with the Company's and its Subsidiaries' business; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person (whether or not a government official) with respect to matters pertaining to the Company.

          (x) Contracts and Commitments. (i) Except as expressly contemplated by this Agreement or as set forth on Schedule 4(x), neither the Company nor any Subsidiary is a party to any written or oral:

          (A) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any contract with any labor union, or any severance agreements;

          (B) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 or contract relating to loans to officers, directors or affiliates;

          (C) contract under which the Company or Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;

          (D) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company and its Subsidiaries;

          (E) guarantee of any obligation of any other Person in excess of $100,000 (other than by the Company of a wholly-owned Subsidiary's debts or a guarantee by a Subsidiary of the Company's debts or another Subsidiary's debts);

          (F) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

          (G) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any Subsidiary;

          (H) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves a consideration in excess of $250,000, other than purchase orders and sale orders made in the ordinary course of business;

          (I) assignment, royalty, license, indemnification or agreement with respect to any Intellectual Property or any other intangible property (including, without limitation, know-how, trade secret or confidential information), other than agreements with respect to trade secrets or confidential information made in the ordinary course of business;

          (J) other than in the ordinary course of business, warranty agreement with respect to its services rendered or its products sold or leased;

          (K) agreement under which it has granted any Person any registration rights (including piggyback rights);

          (L) contract or agreement with any officer, director, employee or affiliate, or any affiliate of any officer, director or employee;

          (M) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

          (N) supply or customer contract involving consideration in excess of $200,000 annually; or

          (O) any agreement pursuant to which the Company or any Subsidiary has received or is entitled to receive payments from any Person in excess of $1,000,000 in consideration of the purchase or sale of, or other transaction concerning, any goods or services or any interests therein where such purchase or sale or other transaction has not yet been consummated or performed; or

          (P) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $300,000 annually, other than those agreements which are not required to be disclosed due to ordinary course of business exceptions above.

          (ii)  All of the contracts, agreements and instruments set forth on
Schedule 4(x) are valid, binding and enforceable in accordance with their respective terms. Except as set forth on Schedule 4(x), to the best of the Company's knowledge, the Company and each Subsidiary have performed all material obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach in each case in any material respect under any contract, agreement or instrument to which the Company or any Subsidiary is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance in each case in any material respect under any contract, agreement or instrument to which the Company or any Subsidiary is subject; neither the Company nor any Subsidiary has any present expectation or intention of not fully performing all such obligations; neither the Company nor any Subsidiary has knowledge of any material breach by the other parties.

          (iii) The Purchasers have been supplied with a true and correct copy of each of the written contracts and an accurate description of the oral contracts listed on Schedule 4(x) (or, in the case of those referred to in Section 4(x)(I), accurate abstracts thereof), together with all amendments, waivers or other changes thereto.

          (y) Assets. Except as set forth on Schedule 4(y), the Company and each Subsidiary have good and marketable title to, or a valid leasehold interest in, the material properties and assets shown on the December 31, 1993, Balance Sheet or acquired thereafter, free and clear of all liens, security interests, charges and encumbrances, except as disclosed on the December 31, 1993 Balance Sheet (including the notes thereto) and liens for current property taxes not yet due and payable. Except as described on Schedule 4(y), the Company's and each Subsidiary's material buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business. The Company and each Subsidiary own, or have a valid leasehold interest in, all material assets necessary for the conduct of their respective business as presently conducted and as presently proposed to be conducted.

          (z) Labor Matters. (i) Except as set forth on Schedule 4(z), neither the Company nor any Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Subsidiary.

          (ii) No employees of the Company or any Subsidiary are represented by any labor organization. Except as set forth in Schedule 4(z), no labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no organizing activities involving the Company or any Subsidiary pending with, or threatened by, any labor organization.

        (iii) There are no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary. Except as would not reasonably be expected to result in any Material Adverse Effect, there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employees or group of employees of the Company or any Subsidiary.

          (aa) Insurance. Each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses is in full force and effect as of the Closing Date. Neither the Company nor any Subsidiary is in default in any material respect with respect to its obligations under any insurance policy maintained by it. The insurance coverage of the Company and its Subsidiaries is customary for corporations of similar size engaged in similar lines of business.

          (bb) Related Party Transactions. Except as set forth on Schedule 4(bb) hereto, no Affiliate of the Company and/or any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding Common Stock of the Company has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any Subsidiary which exceed $5,000 principal amount in any one case or $50,000 principal amount in the aggregate. Except as set forth on
Schedule 4(bb) hereto, no Affiliate of the Company and/or any person who beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) five percent or more of the outstanding Common Stock of the Company (i) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner or Associate (as such term is defined in Rule 12b-2 under the Exchange Act) of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any Subsidiary, (b) engaged in a business related to the business of the Company or
(c) participating in any
transaction to which the Company or any Subsidiary is a party or (ii) is otherwise a party to any contract, arrangement or understanding with the Company or any Subsidiary. Each of the contracts, arrangements or understandings set forth on Schedule 4(bb) hereto to which the Company or any Subsidiary is a party provides for terms and conditions that are no less favorable to the Company then could be obtained from a non-Affiliate third-party in an arms-length transaction.

          5. Representations and Warranties of the Purchasers. The Purchasers hereby represent and warrant to the Company as follows:

          (a) Organization and Standing of the Purchasers. Corporate Partners and Offshore Partners are partnerships duly organized, validly existing and in good standing under the laws of the State of Delaware and the country of Bermuda, respectively. The State Board is a body corporate duly organized and validly existing under the constitution of the State of Florida. Each of the Purchasers has been in existence for more than three years.

          (b) Authority and Authorization of the Purchasers. Each of the Purchasers has the requisite power and authority to enter into this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by each of the Purchasers has been duly and validly authorized and no other proceedings on their part are necessary to authorize this Agreement or the Registration Rights Agreements or the transactions contemplated hereby or thereby. Each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of each of the Purchasers, enforceable against each of the Purchasers in accordance with its terms except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws. The execution and delivery of this Agreement does not and the Registration Rights Agreement and consummation of the transactions contemplated hereby and thereby, will not, result in or constitute (i) a default, breach or violation of the partnership or corporate governing documents, as the case may be, of any of the Purchasers, or (ii) subject to the receipt of the consents or approvals required as set forth on Schedule 5(c), a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, which violation would have a material adverse effect on any of the Purchasers.

          (c) No Consents. No consent, authorization or approval of, or filing with, any person or any U.S. or foreign federal, state or local governmental department, commission, board, agency or instrumentality is required to be made or obtained by any of the Purchasers in connection with their execution and performance of this Agreement, the Registration Rights Agreement or the purchase of the Shares, except as may be required under the HSR Act, and except for such consents, authorizations, approvals or filings, the absence of which would not prevent, impair, hinder or delay the consummation of the transactions contemplated by this Agreement or the Registration Rights Agreement.

          (d) Experience of Purchasers; Acquisition for Investment. Each of the Purchasers is an accredited investor as defined in Regulation D under the Securities Act and is an "institutional buyer" as that term is used in Section 359(e)-1(a) of the New York General Business Law. Each Purchaser has been given, at a reasonable time prior to the Closing, an opportunity to ask questions and receive answers concerning the terms and conditions of the investment in the Shares. None of the Purchasers is engaged in the business of manufacturing or marketing toys. Each of the Purchasers represents that it is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and that it has no present intention or plan to effect any distribution of the Shares or the shares of Common Stock or the Notes issuable upon conversion or exchange of the Shares; provided, however, that the disposition of each Purchaser's property shall at all times be and remain within such Purchaser's control and subject to the provisions of this Agreement and the Registration Rights Agreement. The Shares, the shares of Common Stock and the Notes may bear a legend to the following effect:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred except in compliance with that Act. The securities represented by this certificate are subject to the provisions of a Stock Purchase Agreement, dated April 15, 1994, among Tyco Toys, Inc., a Delaware corporation, Corporate Partners, L.P., a Delaware limited partnership, Corporate Offshore Partners, L.P., a Bermuda limited partnership, The State Board of Administration of Florida, a body corporate organized under the constitution of the State of Florida, and Corporate Advisors, L.P., copies of which are on file at the principal executive offices of Tyco Toys, Inc."

          (e) Authority of Corporate Advisors to Act for State Board. The State Board represents that Corporate Advisors has full power and authority, pursuant to the provisions of an Investment Management Agreement, dated as of June 17, 1988 (the "Management Agreement"), to act on behalf of the State Board in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement, and that the Company can rely on any action taken by Corporate Advisors in connection therewith as if such action were taken by the State Board.

          (f) Principal Place of Business. Corporate Partners represents that its principal place of business is in New York. Offshore Partners represents that its principal place of business is in Bermuda. The State Board represents that its principal place of business is in Florida.

          (g) ERISA. The Purchasers are not making their investments in the Shares with the assets of any employee benefit plan that is subject to Section 406 of ERISA or Section 4975 of the Code.

          6. Covenants of the Company. The Company hereby covenants to the Purchasers and Corporate Advisors as follows:

          (a) Financial Statements. The Company covenants to deliver to the Purchasers in duplicate:

          (i) as soon as available and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidated statement of income and a consolidated statement of cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

          (ii) as soon as available and in any event within 90 days after the end of each fiscal year, a consolidated statement of income and a consolidated statement of cash flows of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and together with an opinion directed to the Company of independent accountants of recognized standing selected by the Company; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

          (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public shareholders and copies of all registration statements (without exhibits), other than on Form S- 8 or any similar successor form, and all reports which it files with the SEC;

        (iv) together with each delivery of financial statements required by clauses (i) and (ii) above, an officer's certificate demonstrating (with computations in reasonable detail) whether the Company was in compliance, as of the end of the period covered by such financial statements, with the provisions of Section 6(j) and (k) hereof (the "Financial Provisions"); and

        (v) promptly after the chief executive officer, principal financial officer or principal accounting officer of the Company obtains knowledge of any failure to comply with any Financial Provision, an officer's certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

The Purchasers are hereby authorized to deliver a copy of any financial statement delivered to the Purchasers pursuant to this Section 6(a) to any regulatory body having jurisdiction over the Purchasers if such delivery is required by any law or regulation applicable to the Purchasers.

          (b) Inspection of Property; Access to Information. The Company covenants that it will permit each of the Purchasers (and the Purchasers Affiliates), for so long as they own any Shares (or shares of Common Stock issued upon conversion or in exchange thereof), and any holder of more than 15% of the Shares then outstanding (or shares of Common Stock issued upon conversion or in exchange of such number of Shares), and any Person acting in a representative capacity on behalf of any of the foregoing Persons and who is designated in writing by such Person, to (i) upon reasonable notice to the Company and at such Person's expense, visit any of the properties and inspect any of the corporate books and financial records of the Company and its Subsidiaries during normal business hours, provided that such visitations do not unreasonably disrupt the business of the Company or its Subsidiaries and
(ii) reasonably request and be furnished with such data, books and records as will enable the Purchasers to confirm the Company's compliance with its obligations set forth in Sections 6(d), 6(f), 6(j) and 6(k) hereof. The Purchasers and such other holders shall, and shall cause any Person designated by them pursuant to the first sentence of this Section 6(b) to, keep confidential all information furnished to, or made available to, them pursuant to this Section 6(b), nor shall any of them use, or permit any such Person to use, any such information for any purpose other than to evaluate their investment in the Shares (or shares of Common Stock into which Shares have been converted); except that the Purchasers and such other holders shall have no obligation to keep confidential information which is or becomes generally available to the public other than as a result of a disclosure by the Purchasers or any such other holders or their representatives.

          (c) Financial Records. The Company will, and will cause each of its Subsidiaries to, maintain in all material respects its financial records (including, but not limited to, its journals and ledgers) in accordance with generally accepted accounting principles and in accordance with any prescribed system of accounts applicable to the Company or any such Subsidiary, as the case may be.

          (d) Status of Shares. The Company covenants and agrees that in connection with any report to stockholders or any governmental authority and for all tax purposes, it will treat the Shares as equity, except as otherwise required by any change in applicable law or regulation or generally accepted accounting principles after the date hereof.

          (e) Election of Directors. (i) The Partnerships and Corporate Advisors, acting on behalf of the State Board, shall be entitled, with respect to each election of directors, to designate two persons to be elected to the Company's Board of Directors and the Company shall use its best efforts to have such persons elected as directors of the Company the first meeting of the Company's Board of Directors after the date hereof (it being understood that one of such directors shall be in the class of directors whose terms expire in 1996 and one of such directors shall be in the class of directors whose terms expire in 1997) and at each annual meeting (or special meeting, if applicable) of stockholders held thereafter (or, at each such meeting at which directors of the applicable class are to be elected). Such efforts by the Company shall include, without limitation, including the nominees of the Partnerships and Corporate Advisors in management's slate for election and nomination, solicitation of proxies on their behalf and voting any Voting Securities held by the Company or its Subsidiaries entitled to vote for such nominees. Prior to making the designation of any person to serve as a director of the Company, the Partnerships and Corporate Advisors shall consult with the Company. In the event that any person so designated and elected to the Company's Board of Directors shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by such Board with a substitute nominee designated by the Partnerships and Corporate Advisors. No person so designated to serve as a director of the Company shall, if the Company objects thereto, be a director, officer, or controlling person of any Person that is a direct competitor of the Company in the toy industry, and there shall not have occurred with respect to such person any of the legal proceedings set forth under Item 401(f)(2), (3), (4), (5) or (6) of Regulation S-K under the Securities Act.

     (ii) The rights granted to the Purchasers in this Section 6(e) (x) shall be in addition to any rights the holders of the Shares may have pursuant to
Section 5 of the Certificate of Designation at any time when the Shares are outstanding and (y) shall not be effective until the applicable waiting period under the HSR Act (as herein defined), including any extensions thereof, shall have expired or terminated.

     (iii) Notwithstanding the foregoing, the number of persons the Partnerships and Corporate Advisors, L.P., acting on behalf of the State Board, shall be entitled to designate for election to the Company's Board of Directors pursuant to Section 6(e) shall be reduced as follows in the event and upon the transfer by the Purchasers of any Shares to any Person other than a Purchaser Affiliate, if as a result of such transfer:

          (i) the Purchasers and the Purchaser Affiliates do not beneficially own Shares or shares of Common Stock that, in the aggregate, represent at least 5% of the Total Voting Power of the Company, in which case the Partnerships and Corporate Advisors, acting on behalf of the State Board, shall be entitled to designate one director; or

         (ii) the Purchasers and the Purchaser Affiliates do not beneficially own Shares or shares of Common Stock that, in the aggregate, represent at least 1% of the Total Voting Power of the Company, in which case the Partnerships and Corporate Advisors, acting on behalf of the State Board, shall not be entitled to designate any directors;

it being understood that any such determination shall be made only as of the date and after giving effect to any such transfer.

          (f) Transactions with Shareholders and Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, make loans, advances or payments to, or sell, transfer or lease any assets or property to, any Person who beneficially owns in the aggregate 5% or more of the Voting Securities of the Company or any Affiliate or Associate (as such terms are defined in the rules and regulations under the Exchange Act) of such owner (a "Prohibited Transaction"), other than a Prohibited Transaction to which the Company or any of its Subsidiaries is contractually bound on the Closing Date and which is disclosed in Schedule 4(bb), unless the Board of Directors of the Company has determined such transaction is in the ordinary course of business and that the terms thereof are no less favorable to the Company or such Subsidiary than would be obtainable from an unaffiliated party (and in connection therewith any director interested in such transaction shall recuse himself from the discussion and vote on such transaction); provided, however, that a change in the terms of any existing Prohibited Transaction shall require a similar Board determination.

          (g) Exchange of Stock Certificates. Upon surrender of any certificate representing Shares for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares represented by the certificate so surrendered and registered as such holder may request.

          (h) Lost Certificates Evidencing Shares. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any of the Shares, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. A Purchaser's agreement of indemnity shall constitute indemnity satisfactory to the Company for the purposes of this Section 6(h).

          (i) HSR Act. The Company shall make any and all filings which it is required to make under the HSR Act for the sale of the Shares, such filing to be made within ten business days of the Closing Date, and the Company agrees to furnish the Purchasers with such necessary information and reasonable assistance as the Purchasers may request in connection with their preparation of necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings necessary under the provisions of the HSR Act. The Company shall, at its own expense, utilize its best efforts to respond promptly to any Request for Additional Information, or other formal or informal request for information, witnesses or documents which may be made by any governmental body pertaining to the sale of the Shares, and shall keep the Purchasers fully apprised of its actions with respect thereto.

          (j) Restrictions on Indebtedness. Without the consent of the holders of a majority of the Shares, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, issue, assume or guarantee or otherwise become, directly or indirectly, liable with respect to (collectively, "incur") any additional Indebtedness, or permit any Subsidiary to, directly or indirectly, issue any Disqualified Capital Stock, other than
(i) Indebtedness under the Bank Credit Agreement in an aggregate principal amount outstanding at any one time not to exceed $325,000,000, (ii) the 10-1/8% Notes and guarantees thereof in an aggregate principal amount not to exceed $126,500,000, (iii) the First Chicago Notes in an aggregate principal amount not to exceed $13,500,000 and additional notes issued in payment of interest thereon at a rate not in excess of 8% per annum, (iv) Permitted Refinancings of Indebtedness in clauses (ii) and (iii), (v) the Notes and (vi) other Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $80,000,000, unless, after giving pro forma effect to the incurrence of such Indebtedness or issuance of such Disqualified Capital Stock and the application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio, determined as of the date of such incurrence or issuance, would be greater than the applicable ratio set forth below: 1.75 to 1.0 for the period beginning on the date of this Agreement through August 15, 1994; 2.00 to 1.0 for the period beginning on August 16, 1994 through August 15, 1995; 2.25 to
1.0 for the period beginning on August 16, 1995 through August 15, 1996; and
2.50 to 1.0 for the period beginning August 16, 1996 and thereafter.

          A calculation of the Consolidated Fixed Charge Coverage Ratio as required by the paragraph above shall be made, in each case, for the period of four full consecutive fiscal quarters next preceding the date on which such Indebtedness is proposed to be incurred or such Disqualified Capital Stock is proposed to be issued. In addition, for purposes of the pro forma calculations required to be made above, the amount of Indebtedness to be incurred (plus all other Indebtedness previously incurred during such four fiscal quarters) and the amount of Disqualified Capital Stock to be issued (plus all other Disqualified Capital Stock previously issued during such four fiscal quarters) will be presumed to have been outstanding during the latest four full fiscal quarters (beginning on the first day of the earliest of such four full fiscal quarters) and, if such Indebtedness or Disqualified Capital Stock is being used to finance an acquisition of another business or entity, the Consolidated Fixed Charge Coverage Ratio will be adjusted to give effect to such acquisition on a pro forma basis as if such acquisition had occurred on the first day of the earliest of such four full fiscal quarters.

          (k) Limitations on Restricted Payments. Without the consent of the holders of a majority of the Shares, the Company shall not, and shall not permit any Subsidiary (provided that these restrictions shall not apply to a Subsidiary if and to the extent such application would result in a breach by the Company of Section 4.10 of the Indenture if the same is then in effect) to, directly or indirectly, (i) declare or pay any dividends on or make any distributions in respect of the Capital Stock of the Company or of any Subsidiary that is not a wholly owned Subsidiary of the Company (other than dividends or distributions payable solely in shares of Qualified Capital Stock and other than pro rata dividends and distributions paid to minority stockholders of the Subsidiaries noted on Schedule 6(k) provided the percentage interests of such minorities do not exceed the amounts specified on such Schedule), or (ii) purchase, redeem or otherwise acquire or retire for value (other than through the issuance solely of Qualified Capital Stock of the Company) any (x) Capital Stock of the Company or any Subsidiary, or (y) warrants, rights or options to acquire any such Capital Stock of the Company or any Subsidiary (other than a redemption of rights for a nominal consideration per right under the Company's existing preferred stock rights plan or an acquisition of minority interests referred to on Schedule 6(k)), or (iii) make any investment in any Person other than the Company or a wholly owned Subsidiary or a Subsidiary referred to on Schedule 6(k) (any such transaction not excluded from (i), (ii) and (iii) above being hereinafter collectively referred to as a "Restricted Payment"); if at the time of such Restricted Payment, or after giving effect thereto, (x) a Restriction Event (as defined in Section 5 of the Certificate of Designation) shall have occurred and be continuing, (y) the Company would not be able to incur $1.00 of additional Indebtedness in accordance with Section 6(j), or (z) the aggregate amount expended for all Restricted Payments subsequent to March 31, 1994, shall exceed the sum of (a) 50% of the aggregate cumulative Consolidated Net Income (minus 100% of any cumulative net loss) for periods commencing with the fiscal quarter ending March 31, 1994, and through the full fiscal quarter ended immediately prior to the fiscal quarter in which the Restricted Payment is to be paid; and (b) 100% of the aggregate Net Proceeds received by the Company from any person other than a Subsidiary from (I) the issuance and sale subsequent to the date of this Agreement of Qualified Capital Stock of the Company (other than the sale of the Shares) and (II) the exchange, exercise, conversion or surrender after the date of this Agreement of any securities of the Company (issued after the date of this Agreement) for or into Qualified Capital Stock (excluding (A) any Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness and (B) the issuance of Qualified Capital Stock upon the conversion of or in exchange for any Qualified Capital Stock but including (C) the issuance of Common Stock upon the conversion of or in exchange for any Shares); provided, however, that so long as no Restricted Event shall have occurred and be continuing such provisions shall not prevent (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of its declaration, and (2) the acquisition of any shares of Capital Stock of the Company by any exchange for, or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock, although any such payments expended shall be counted for purposes of computing amounts expended in (ii) above.

          (l) Additional Shares. The Company covenants that for so long as it may issue Additional Shares pursuant to Section 2 hereof, the full number of Additional Shares which it could issue shall remain validly reserved for issuance.

          (m) Contractual Management Rights. So long as (i) the Purchasers own securities representing 1% or more of the Total Voting Power, and (ii) Corporate Partners is required to have contractual "management rights" under ERISA and Department of Labor Regulation Sec. 2510.3-101(d) (or successor provision) with respect to all or a portion of its investments in order that its assets are not considered "plan assets" under ERISA, then at the written request of

Corporate Partners the Company shall use its best efforts to provide Corporate Partners with rights that comply with such requirements, it being understood that (x) the Company shall have the sole discretion to determine which rights complying with such requirements it will so provide, and (y) all the rights of Corporate Partners under this Agreement and the Certificate of Designation shall be considered in determining if Corporate Partners has and is permitted to exercise sufficient contractual management rights.

          7. Covenants of the Purchasers. Each of the Purchasers covenants with the Company as follows:

          (a) Prohibited Actions. From the Closing Date and until the date when the Purchasers and the Purchaser Affiliates do not own any Shares or any shares of Common Stock or Notes issued on conversion of or in exchange for Shares, the Partnerships and Corporate Advisors, acting on behalf of the State Board, shall not, except by virtue of their representation on the Company's Board of Directors pursuant to Section 6(e) hereof and the Certificate of
Designation: (i) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC), initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, or induce or attempt to induce any other person to initiate any stockholder proposal, or advise or influence, or seek to advise or influence, any person with respect to the voting of any Voting Securities of the Company; (ii) deposit any Voting Securities in a voting trust or, except for the irrevocable proxy to be delivered by the State Board to Corporate Advisors pursuant to Section 7(c), subject any Voting Securities to any agreement or arrangement with respect to the voting of any Voting Securities or other agreement having similar effect; or (iii) form a partnership, syndicate or other group (as defined in Rule 13d-3 under the Exchange Act) for the purpose of acquiring, holding, voting or disposing of Voting Securities with any person that is not a Purchaser or Corporate Advisors. In addition to and not in limitation of any other remedies at law or in equity available to the Purchasers for a breach of Section 4 of the Certificate of Designation, the restrictions contained in this Section 7(a) shall not apply to any Partnership or Corporate Advisors, acting on behalf of the State Board, as to whom there has been a redemption default pursuant to
Section 4 of the Certificate of Designation which default is continuing after

30 days notice thereof from such Partnership or Corporate Advisors to the Company. The Company may not assign any of its rights under this Section 7(a) and the obligations of the Partnerships and Corporate Advisors, acting on behalf of the State Board, under this Section 7(a) shall not be binding upon any subsequent holders of the Shares other than Purchaser Affiliates. For purposes of this Section 7(a), "Purchaser Affiliate" shall be deemed not to include Lazard Freres & Co. provided it is not acting on behalf of a Purchaser.

          (b) HSR Act. The Purchasers shall make any and all filings which they are required to make under the HSR Act with respect to the purchase of the Shares, such filing to be made within ten business days of the Closing Date and the Purchasers agree to furnish the Company with such necessary information and reasonable assistance as it may request in connection with its preparation of necessary filings or submissions to the FTC or the Antitrust Division, including, without limitation, any filings necessary under the provisions of the HSR Act. The Purchasers agree to utilize their best efforts to respond promptly to any request for additional information, or other formal or informal request for information, witnesses or documents which may be made by any governmental body pertaining to the sale of the Shares, and shall keep the Company fully apprised of their actions with respect thereto.

          (c) Irrevocable Proxy. The State Board covenants that as soon as practicable after the date of this Agreement, it will grant to Corporate Advisors an irrevocable proxy with respect to the Shares purchased by the State Board hereunder, shares of Common Stock issued to the State Board upon conversion of the Shares and all other shares of equity capital of the Company having voting rights obtained by the State Board pursuant to ownership of the Shares.

          (d) Exempt Voting Securities. Notwithstanding anything to the contrary contained in this Agreement, (i) the restrictions and obligations contained in Section 7 shall not apply to any Voting Securities acquired or held by the State Board with respect to which none of Corporate Advisors, the Partnerships, nor any of the Purchaser Affiliates has sole or shared voting or dispositive power with respect thereto pursuant to the Management Agreement, which Voting Securities shall also include Shares acquired by the State Board pursuant to this Agreement (or shares of

Common Stock into which such Shares have been converted) if such Shares (or the shares of Common Stock into which such Shares have been converted) are released from the custody account maintained by Corporate Advisors on behalf of the State Board pursuant to the Management Agreement, and (ii) the State Board shall not be bound by the obligations or prohibitions set forth in subparagraphs (a) through (c) of this Section 7; provided, however, that the foregoing shall not be deemed to be a limitation of any of the obligations imposed by this Agreement upon Corporate Advisors, acting on behalf of the State Board. If at any time the irrevocable proxy described in Section 7(c) shall cease to be in full force and effect and the Shares (or shares of Common Stock issued upon conversion or exchange of Shares) are released from the custody account maintained by Corporate Advisors on behalf of the State Board pursuant to the Management Agreement, the State Board shall not be entitled to any rights or interests under this Agreement (other than rights or interests accruing as of, or with respect to matters occurring prior to, such time), unless it agrees to be bound by the provisions of this Section 7. The foregoing shall not be construed to limit the rights of the State Board under
Section 10 hereof with respect to matters arising prior to such time.

          (e) Notice Prior to Sale. Each of the Partnerships and Corporate Advisors, acting on behalf of the State Board, shall give the Company three days' prior notice of its intent to sell any Shares prior to entering into a written agreement for such sale.

          8.  Other Documents to be Delivered at Closing.

          (a) The Purchasers shall deliver to the Company a certificate attesting that the representations and warranties of the Purchasers are true and correct in all material respects as of the Closing Date, signed by a duly authorized officer or agent of the Purchasers.

          (b) The Purchasers shall deliver to the Company a certificate attesting that the Purchasers have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with on or prior to the Closing Date, signed by a duly authorized officer or agent of the Purchasers.

          (c) The Company shall have received from the Purchasers, and the Purchasers shall have received from the Company, fully executed counterparts of the Registration Rights Agreement substantially in the form of Exhibit B attached hereto.

          (d) The Company shall deliver to the Purchasers a certificate attesting that the representations and warranties of the Company are true and correct in all material respects as of the Closing Date, signed by a duly authorized officer of the Company.

          (e) The Company shall deliver to the Purchasers a certificate attesting that the Company has performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with on or prior to the Closing Date, signed by a duly authorized officer of the Company to such effect.

          (f) There shall be delivered to each of the Purchasers a signed opinion of R. Michael Kennedy, Jr., Esq., General Counsel of the Company, dated as of the date of the Closing, in a form satisfactory to the Purchasers and their legal counsel.

          (g) The Company shall deliver to the Purchasers (i) a long form certificate of good standing as to the Company certified by the Secretary of State of the State of Delaware (the "Secretary of State"), dated within 30 days of the Closing Date, and (ii) telephonic confirmation by the Secretary of State of such good standing as to the Company. The Company shall deliver to the Purchasers copies of the Restated Certificate and the Certificate of Designation certified by the Secretary of State and the By-laws certified by the Secretary of the Company.

          (h) The Company shall deliver to the Purchasers a certificate, dated the Closing Date and in form and substance satisfactory to the Purchasers, of the President or the Chief Executive Officer of the Company as to (i) the incumbency of those officers of the Company who shall be executing and delivering this Agreement and the Registration Rights Agreement, which shall be certified by the Secretary of the Company, and (ii) the adoption of appropriate corporate resolutions authorizing the execution and delivery of each of this Agreement and the Registration Rights

Agreement and consummation of the transactions contemplated hereby and thereby.

          9.  Definitions.

          "Additional Shares" shall have the meaning set forth in Section 2.

          "Affiliate" shall have the meaning set forth in Reel 12b-2 under the Exchange Act (as in effect on the date of this Agreement).

          "Antitrust Division" shall mean the Antitrust Division of the U.S. Department of Justice.

          "Bank Credit Agreement" shall mean the Amended and Restated Credit Agreement dated as of October 2, 1992, among the Company and certain of its Subsidiaries, the Lenders party thereto, Nationsbank of North Carolina, N.A., as agent for such Lenders, and The Bank of Nova Scotia, as co-agent, as the same was amended by amendment agreements dated as of March 18, 1993 and February 10, 1994, and by the waivers and modifications listed on Schedule 9(a), and all renewals, extensions, amendments and modifications thereof and any refunding or refinancing of the Indebtedness thereunder so long as the same is in the form of Indebtedness under a credit facility with banks or other financial institutions.

          "By-laws" shall mean the By-laws of the Company, as amended to the Closing Date.

          "Capital Stock" shall mean with respect to any person any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such person.

          "Certificate of Designation" shall mean the Certificate of Designation setting forth the relative powers, preferences and rights and qualifications, limitations and restrictions of the Convertible Exchangeable Preferred Stock.

          "Closing" shall mean the closing of the sale of the Initial Shares to the Purchasers.

          "Common Stock" shall mean the Common Stock of the Company, par value $.01 per share.

          "Consolidated EBITDA" shall mean, for any period, the Consolidated Net Income for such period plus (in each case to the extent such Consolidated Net Income was reduced thereby) (i) all liabilities paid or accrued during such period by the Company or any of its consolidated Subsidiaries for taxes based on income or earnings after taking into account all items of credit, loss or deductions available during such period, (ii) depreciation and amortization expense of the Company or any of its consolidated Subsidiaries during such period, (iii) Fixed Charges and (iv) to the extent not included in clauses
(i) through (iii) above, any other non-cash expense reducing Consolidated Net Income, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Fixed Charges for such period.

          "Consolidated Net Income" for any period shall mean the Net Income (or loss) of the Company and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, provided, however, that (a) the Net Income of any Subsidiary (of which less than 80% of the Capital Stock of such Subsidiary having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the Company or any of its Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the Company or its Subsidiaries in such period; (b) the Net Income of any Subsidiary that is subject to any restriction or limitation on the payment of dividends or the payment of other distributions (including loans or advances) to the Company or any other Subsidiary (or the ability of the Company or such other Subsidiary to receive or retain such amount) shall be excluded to the extent of such restriction or limitation; and (c) there shall be excluded (i) the Net Income (or loss) of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net gain (but not loss) on the sale or other disposition of capital assets by the Company or any of its Subsidiaries other than in the ordinary course of business and (iii) any net gain (but not loss) from the issuance, sale or disposition of any Capital Stock of the Company or any of its Subsidiaries.

          "December 31, 1993 Balance Sheet" shall mean the balance sheet of the Company and its Subsidiaries as of such date, including the notes thereto, included in the Financial Statement.

          "Disqualified Capital Stock" shall mean any Capital Stock of the Company or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event would be, required to be repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of any event would have, a redemption or similar payment due, on or prior to April 15, 2004.

          "ERISA" shall mean the Employee Retirement Income Security Act of
1974.

          "Financial Statements" shall mean the consolidated balance sheets of the Company and its Subsidiaries for the years ended December 31, 1992 and 1993, and the consolidated statements of income and retained earnings and changes in financial position for the three years ended December 31, 1993, and the notes thereto, all as reported on by Deloitte & Touche, independent accountants.

          "First Chicago Notes" shall mean the 7% Convertible Subordinated Notes issued by the Company, which rank junior in right of payment to the 10-1/8% Notes.

          "Fixed Charges" shall mean, for any period, the aggregate amount of
(i) consolidated interest in respect of all Indebtedness of the Company and any of its consolidated Subsidiaries (including, without limitation, all commissions, discounts or related amortization and other fees and charges owed by the Company and its consolidated Subsidiaries with respect to letters of credit and bankers' acceptance financing and the net costs associated with interest swap obligations of the Company and its consolidated Subsidiaries, amortization of debt expense and original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method), and (ii) dividend requirements of the Company, any of its consolidated Subsidiaries and any person in which the Company has at least a 50% equity ownership, paid, accrued or scheduled to be paid during such period attributable to any preferred stock (excluding in all such cases items that would be or are eliminated in consolidation). For purposes of this definition, (a) with respect to capitalized lease obligations, all but the principal component of rentals relating to such capitalized lease obligations, and with respect to operating leases relating to assets other than real estate, one-third of the aggregate amount of rent expense relating to such operating lease paid, accrued, or scheduled to be paid or accrued by the Company and its consolidated Subsidiaries shall be deemed to be Fixed Charges, and (b) Fixed Charges attributable to any Indebtedness represented by the guarantee by the Company or any of its consolidated Subsidiaries of an obligation of a person other than the Company or any of its consolidated Subsidiaries shall be deemed to be the Fixed Charges attributable to the items guaranteed. For purposes of clause (ii) above, dividend requirements attributable to any preferred stock shall be an amount equal to the aggregate dollar amount of dividend requirements on such preferred stock dividend by the difference between 1 and the applicable Federal, state, local and foreign income tax rates of the Company and its consolidated Subsidiaries (expressed as a decimal number between 1 and 0), on a consolidated basis.

          "FTC" shall mean the Federal Trade Commission.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "Indebtedness" shall mean, for any entity, (a) its liabilities for borrowed money or the deferred purchase price of property or services, (b) capitalized lease obligations of such entity, and (c) all liabilities of any other entity for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable, and any such purchase price payable for goods or services acquired, in either case in the ordinary course of business) (i) which is or are secured by any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property owned by such entity, whether or not such entity has assumed or become liable for the payment of such liability, or (ii) for which such entity has assumed or otherwise become directly or contingently liable for the payment of such liability.

          "Indenture" shall mean the Indenture dated as of August 15, 1992, among the Company certain subsidiaries of the Company and Bankers Trust, as in effect on the date hereof, without giving effect to any amendment or modification subsequent to the date hereof.

          "Initial Shares" shall have the meaning set forth in Section 2.

          "Material Adverse Effect" shall mean a material adverse effect on the business condition (financial or otherwise), prospects or results of operation of the Company and the Subsidiaries, taken as a whole.

          "Net Income" of any Person shall mean the net income (or loss) of such person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of the Company or a Subsidiary owned by such person.

          "Net Proceeds" shall have the meaning set forth in the Indenture.

          "Notes" shall mean the Company's Convertible Subordinated Notes in the form attached hereto as Exhibit C.

          "Permitted Refinancing" shall mean, with respect to any Indebtedness, Indebtedness incurred in exchange for or the proceeds of which are used to refinance or pay at or prior to maturity such Indebtedness so long as (i) the principal amount of the Indebtedness so incurred does not exceed the principal amount outstanding of the Indebtedness so exchanged, refinanced or paid plus accrued and unpaid interest and prepayment premium, if any, (ii) the Indebtedness so incurred (A) does not mature prior to the stated maturity of the Indebtedness so exchanged, refinanced or paid and (B) has an average life equal to or greater than the remaining average life of the Indebtedness so exchanged, refinanced or paid, (iii) if the Indebtedness so exchanged, refinanced or paid is subordinated to the Notes, the Indebtedness so incurred is subordinated to at least the same extent, (iv) if the Indebtedness so exchanged, refinanced or paid ranks pari passu with the Notes, the Indebtedness so incurred ranks pari passu with or is subordinated to the Notes (assuming for purposes of clauses (iii) and (iv) that the Notes were then outstanding).

          "Person" shall mean any individual, partnership, joint venture, corporation, trust, organization, government or department or agency of a government.

          "Preferred Stock" shall mean the Company's present class of Preferred Stock, par value $.10 per share designated in Article V of the Restated Certificate of Incorporation.

          "Purchaser Affiliate" shall mean any Affiliate of a Purchaser except as set forth under Section 7(a), and shall include any successor to (but not any assignee of) a Purchaser or Purchaser Affiliate, it being understood that any limited partner of either Partnership shall not be an Affiliate of such Partnership solely by virtue of its status as such a limited partner.

          "Qualified Capital Stock" shall mean any Capital Stock of the Company that is not Disqualified Capital Stock.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement with respect to the Shares substantially in the form of Exhibit B attached hereto.

          "Restated Certificate" shall mean the Restated Certificate of Incorporation of the Company, as amended by the Closing Date.

          "Shares" shall have the meaning set forth in Section 2.

          "subsidiary" of any Person shall mean any other Person a majority of the voting stock of which is owned by such first Person.

          "10 1/8% Notes" shall mean the Company's 10 1/8% Senior Subordinated Notes due August 15, 2002 issued under the Indenture.

          "Total Voting Power" of any Person at any time shall mean the total combined voting power in the general election of directors of all the outstanding shares of all classes of capital stock of such Person which are then entitled to vote generally in the election of directors.

          "Voting Securities" shall mean Common Stock and any other securities of the Company entitled to vote generally for the election of directors or any securities

(including without limitation, rights and options) convertible into or exchangeable for or exercisable for any of the foregoing, including without limitation, the Shares;

          10.  Indemnification.

          (a) Company Indemnification. The Company agrees to indemnify and hold harmless each Purchaser, Corporate Advisors, each person who controls any Purchaser or Corporate Advisors within the meaning of Section 15 of the Securities Act and/or Section 20 of the Exchange Act, each member of any advisory or similar committee or Board of each of the Purchasers and Corporate Advisors and each of the respective partners, officers, directors, employees, agents, Affiliates and Associates of any Purchaser and Corporate Advisors in their respective capacities as such (the "Purchaser Indemnitees"), to the fullest extent lawful, from and against (i) any and all actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement in accordance with Section 10(c) and reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements)(hereinafter collectively referred to as a "Loss" or "Losses") suffered or incurred by any Purchaser Indemnitee to the extent relating to or arising out of any inaccuracy in or breach, violation or nonobservance of the representations, warranties, covenants or agreements made by the Company herein (other than the covenants in Sections 6(j) and 6(k)) or in the Registration Rights Agreement and (ii) any and all Losses relating to or arising out of any action or failure to act undertaken by a Purchaser Indemnitee at the specific request of or with the consent of the Company or its Chairman or otherwise relating to or arising out of the transactions contemplated hereby or by the Registration Rights Agreement, provided that any Loss referred to in this clause (ii) shall (x) have been incurred or suffered by a Purchaser Indemnitee in connection with a threatened or actual investigation, action, suit, claim or proceeding involving the Purchaser Indemnitee as defendant, co-defendant, deponent, witness or in any capacity whatsoever other than as a plaintiff initiating an action, suit, claim or proceeding against any person or entity and (y) not have resulted from the bad faith, wilful misconduct or gross negligence of such Purchaser Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable order. The parties hereto agree that to the extent a Purchaser Indemnitee shall have suffered a Loss for which indemnification is available pursuant to this Section

10, it shall be entitled to indemnification for the full amount thereof whether the investment by the Purchasers in the Shares or, in the case of conversion or redemption, the Common Stock or Notes shall have yielded an actual economic loss or profit.

          (b) Purchaser Indemnification. The Purchasers agree to indemnify and hold harmless the Company, the directors, officers, employees and agents of the Company, and each person who controls the Company within the meaning of
Section 15 of the Securities Act and/or Section 20 of the Exchange Act from and against any and all Losses suffered or incurred by the Company as a result of any inaccuracy in or breach, violation or nonobservance of the representations, warranties or covenants made by the Purchasers herein.

          (c) Expenses, Reimbursement. Any Person (an "Indemnifying Person") who is obligated to indemnify another Person (an "Indemnified Person") pursuant hereto promptly shall reimburse any such Indemnified Person for all Losses constituting reasonable out-of-pocket expenses (including reasonable attorneys' fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) for which indemnity is available under Sections 10(a) or 10(b), whether or not such Indemnified Person is a party thereto. To the extent that any Indemnifying Person shall indemnify or reimburse any Indemnified Person for Losses or expenses pursuant to Sections 10(a), 10(b) or this Section 10(c) and it is subsequently judicially determined that such Indemnified Person is not entitled to such indemnity or reimbursement of expenses hereunder, such Indemnified Person shall promptly refund to any Indemnifying Person the amounts so received by it. In the event that any Indemnified Person shall appeal a judgment contemplated by the preceding sentence that is adverse to such Indemnified Person and thereafter it shall be judicially determined that such Indemnified Person was entitled to indemnity hereunder, such Indemnifying Person shall reimburse the Indemnified Person for all Losses incurred by such Indemnified Person, including without limitation amounts earlier refunded to such Indemnifying Person by such Indemnified Person and the costs associated with pursuing and prosecuting the appeal.

          (d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Sections 10(a) and 10(b) is due in accordance with its terms but is for any reason held by a court to be unavailable from any Indemnifying Person on grounds of public policy or otherwise, then such Indemnifying Person shall, to the fullest extent permitted by law, contribute to the aggregate Losses of such Indemnified Person in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Purchasers on the other in connection with the conduct which resulted in the Loss. The parties agree that it would not be just or equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of relative fault and other equitable considerations. The parties further agree that if and to the extent that pro rata contribution were nevertheless considered by a court, all Purchaser Indemnitees collectively on the one hand, and the Company and each other Person indemnified pursuant to Section 10(b) collectively on the other hand, shall each be deemed to be one person. No Purchaser Indemnitee shall in any event have liability to the Company arising out of any inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Company herein; other conduct by the Company or its employees or agents; or any action or failure to act undertaken by a Purchaser Indemnitee at the request of or with the consent of the Company.

          (e) Indemnification Procedure. An Indemnified Person shall give written notice to the Indemnifying Person of any claim with respect to which it seeks indemnification within five days after the discovery by such parties of any matters giving rise to a claim for indemnification pursuant to Sections 10(a) or 10(b), as the case may be; provided that the failure of any Indemnified Person to give notice as provided herein shall not relieve any Indemnifying Person of its obligations under this Section 10 except to the extent that such Indemnifying Person is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against any Indemnified Person, the Indemnifying Persons shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Persons a conflict of interest between them and the Indemnifying Persons may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Persons, and after notice from the Indemnifying Persons to the Indemnified Persons of their election so to assume the defense thereof, the Indemnifying Persons shall not be liable to such Indemnified Persons for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the Indemnifying Persons elect in writing to assume and do so assume the defense of any such claim, proceeding or action, the Indemnified Persons' costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. If the Indemnifying Persons elect to defend any such action or claim, then the Indemnified Persons shall be entitled to participate in such defense with counsel of their choice at their sole cost and expense. The Indemnifying Persons shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the Indemnifying Persons shall not unreasonably withhold, delay or condition their consent. Anything in this Section 10 to the contrary notwithstanding, the Indemnifying Persons shall not, without the Indemnified Persons' prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Persons or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Persons, a release from all liability in respect of such claim.

          (f) Survival. The obligations of the Company and the Purchasers under this Section 10 shall survive the transfer of any Shares or shares of Common Stock or Notes or the Closing or termination of this Agreement and the transactions contemplated hereby and shall inure to the benefit of any transferees or assignees of the Purchasers or the Company to the extent provided by Section 11(d) of this Agreement. The agreements contained in this
Section 10 shall be in addition to any other rights of any party hereto against any other party with respect to the matters referred to in Sections 10(a), 10(b) and 10(c) or others.

          11. Miscellaneous. (a) Home Office Payment. The Company agrees that, as long as the Purchasers shall hold any Shares, any dividend and other payments to be made on, or in connection with the redemption of, such Shares will be made at the place and in the manner indicated on Schedule 11(a) hereto or such other place or manner as the Purchasers may designate in writing, without any requirement for the presentation or surrender of the certificates for such Shares.

          (b) Expenses. Except for Allen & Company Incorporated, who have provided certain brokerage and financial advisory services to the Company with respect to the issuance and sale of the Shares, the Company on the one hand and the Purchasers on the other each represents to the other that it has not used a broker in connection with the transactions contemplated by this Agreement. The Company agrees to pay, and hold the Purchasers harmless against liability for the payment of, all out-of-pocket expenses arising in connection with the preparation, negotiation and execution of this Agreement, the Registration Rights Agreement and the Closing of the purchase and sale of the Shares, including, without limitation, the fees and expenses of the Purchasers' special counsel and all local counsel retained in connection with such agreements and the Closing. The Company shall be responsible for any and all fees and expenses owing to Allen & Company Incorporated.

          (c) Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement.

          (d)  Assignment and Binding Effect.   (i)  This Agreement shall be
binding upon and inure to the benefit of the successors and assigns of the parties pursuant to this paragraph. The Company shall not assign all or any part of this Agreement without the prior written consent of the Purchasers. After the closing hereunder, any Purchaser may assign its rights under this Agreement to any Person who acquires Shares (or securities issued upon the conversion or exchange thereof) and who signs and delivers to the Company an agreement assuming the rights and obligations hereunder and under the Registration Rights Agreement of the assigning Purchaser; provided that a Purchaser may not assign its rights under Sections 6(e) and 6(m) to any assignee, and the Company shall not be obligated to any assignee with respect to such Sections, other than a Purchaser Affiliate.

          (ii) Notwithstanding any assignment pursuant hereto, it is understood and agreed that (x) at any time when there are no Shares outstanding, the covenants set forth in Sections 6(d), 6(g), 6(h), 6(j), 6(k) and 6(1) shall cease to have any effect and (y) at any time when there are no Shares outstanding and none of the Purchasers or the Purchaser Affiliates owns any Voting Securities issued upon conversion or exchange of Shares, all the covenants set forth in Section 6 shall cease to have any effect.

          (e) Independent Investment Banking Firm. So long as the Purchasers or any Purchaser Affiliates hold any Shares, any independent investment banking firm or appraisal firm used pursuant to Section 3 of the Certificate of Designation shall be mutually acceptable to the Company, on the one hand, and the Purchasers or such Purchaser Affiliates on the other hand.

          (f) Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

          (g) Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if personally served or transmitted via telecopy, (ii) on the next business day after delivery to an overnight carrier or (iii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

(i)  To the Company:      Tyco Toys, Inc.
                          6000 Midlantic Drive
                          Mt. Laurel, NJ 08054
                          Attention:  Harry J. Pearce

     With a copy to:      R. Michael Kennedy, Esq.
                          Tyco Toys, Inc.
                          6000 Midlantic Drive
                          Mt. Laurel, NJ 08054

(ii)(a)  To Corporate Partners:   Corporate Partners, L.P.
                                  One Rockefeller Center
                                  New York, New York 10020
                                  Attention: Mr. Jonathan Kagan

(ii)(b)  To Offshore Partners:    Corporate Offshore
                                  Partners, L.P.
                                  One Rockefeller Center
                                  New York, New York 10020
                                  Attention: Mr. Jonathan Kagan

(iii)(a)  To the State Board:     State Board of
                                  Administration of Florida
                                  c/o Corporate Advisors, L.P.
                                  One Rockefeller Center
                                  New York, New York 10020
                                  Attention: Mr. Jonathan Kagan

     - in each case
     with a copy to:      Cravath, Swaine & Moore
                          Worldwide Plaza
                          825 Eighth Avenue
                          New York, NY 10019
                          Attention:  Timothy G. Massad

          (h) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          (i) Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire understanding and agreement of the parties hereto relating to the purchase and sale of the Shares and supersedes any and all other understandings, negotiations or agreements between the parties hereto relating to the sale and purchase of the Shares, including the letter agreement dated February 14, 1994 between Corporate Advisors L.P. and Allen & Company on behalf of the Company.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

          (k) Severability. In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

          (l) Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

          (m) Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by the Company and the holders of the Shares (or of the securities issued upon the conversion or exchange of the Shares) representing a majority of the voting rights of the Shares (or other securities) outstanding, it being understood that the Shares (or any other securities other than Common Stock) shall be deemed to have been converted into Common Stock for such purpose.

          (n) Waiver. Any agreement on the part of a party hereto to any waiver of any provision hereof shall be valid against such party only if set forth in an instrument in writing signed by such party but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not be deemed to be construed as a further or continuing waiver of any such obligation, covenant agreement or condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement and shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

          (o) Sections, Exhibits, Schedules. References to a section are, unless otherwise specified, to one of the sections of this Agreement and references to an "Exhibit" or "Schedule" are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement. References to this Agreement include, unless otherwise specified, the exhibits or Schedules attached hereto.

          (p) Specific Enforcement. Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the covenants contained in Sections 6(e), (i),
(j) or (k) of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages are an inadequate remedy for breach thereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that such covenants are not performed in accordance with their terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants referred to in the immediately preceding sentence and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other rights and remedies to which they may be entitled at law or equity.

          (q) Corporate Advisors to Act for the State Board. So long as the Management Agreement remains in effect without amendment of the provisions granting Corporate Advisors the authority to act on behalf of the State Board in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement, any and all actions that are required or permitted to be taken by the State Board pursuant to this Agreement or the Registration Rights Agreement may be taken by Corporate Advisors on behalf of the State Board and any and all notices required to be given by the Company to the State Board pursuant to this Agreement or the Registration Rights Agreement may be given to Corporate Advisors in lieu of giving such notice to the State Board; provided, however, that the provisions of this sentence shall not relieve the State Board of any of its obligations pursuant to this Agreement or the Registration Rights Agreement. The Company shall be entitled to assume that, and to act in reliance on the assumption that, the Management Agreement remains in effect without amendment of any such provisions unless and until it receives written notice from the State Board to the contrary.

          (r) Confidentiality. The Purchasers and Corporate Advisors agree that they shall not disclose any non-public information concerning the Company which they receive from the Company to any partner or equity owner of any Purchaser or any affiliate thereof that in any such case is directly or indirectly engaged in the toy business, except such information which is required to be disclosed by applicable law or in connection with any legal proceeding or pursuant to their fiduciary obligation. The foregoing shall not apply to information that shall be or hereinafter become publicly available other than as a result of a disclosure by the Purchasers or Corporate Advisors.

          (s) Submission to Jurisdiction. (i) The Company hereby irrevocably submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York over any suit, action or other proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereunder, and the Company hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts. The Company agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (ii) The Company irrevocably appoints Prentice Hall, having offices at the date hereof at 15 Columbus Circle, New York, N.Y. 10023, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding of the nature referred to in subparagraph (ii) above in any court referred to therein, and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Prentice Hall at the aforementioned address or to the Company at its address set forth or referred to in Section 11(g). The Company agrees that such service (x) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (y) shall, to the fullest extent it may effectively do so under applicable law, be taken and held to be valid personal service upon and personal delivery to the Company.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                        TYCO TOYS, INC.,

                                          by: /s/ Harry J. Pearce
                                              ------------------------
                                              Name: Harry J. Pearce
                                              Title: Vice Chairman and
                                                     Chief Financial
                                                     Officer

                                        CORPORATE PARTNERS, L.P.,

                                        by:  Corporate Advisors, L.P.
                                             General Partner

                                             by:  LFCP Corp.
                                                  General Partner

                                                  by: /s/ Jonathan Kagan
                                                      --------------------
                                                      Name: Jonathan Kagan
                                                      Title:  President

                                        CORPORATE OFFSHORE PARTNERS, L.P.,

                                        by:  Corporate Advisors, L.P.
                                             General Partner

                                             by:  LFCP Corp.
                                                  General Partner

                                                  by: /s/ Jonathan Kagan
                                                      ---------------------
                                                      Name:  Jonathan Kagan
                                                      Title:  President


                                        THE STATE BOARD OF ADMINISTRATION
                                          OF FLORIDA,

                                        by:  Corporate Advisors, L.P.
                                             Attorney-in-Fact

                                             by:  LFCP Corp.
                                                  General Partner

                                                  by: /s/ Jonathan Kagan
                                                      ---------------------
                                                      Name:  Jonathan Kagan
                                                      Title:  President


                                        CORPORATE ADVISORS, L.P.,

                                        by:  LFCP Corp.
                                             General Partner

                                             by:  /s/ Jonathan Kagan
                                                  ---------------------
                                                  Name:  Jonathan Kagan
                                                  Title:  President